UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                            SEC FILE NUMBER:  0-7831
                               CUSIP Number:  N/A

                                  (Check One):
        [ ] Form 10-K and Form 10-KSB     [ ] Form 20-F     [ ] Form 11-K
                [X] Form 10-Q and Form 10-QSB     [ ] Form N-SAR

   For Period Ended: March 22, 1998
        [ ]  Transition Report on Form 10-K
        [ ]  Transition Report on Form 20-F
        [ ]  Transition Report on Form 11-K
        [ ]  Transition Report on Form 10-Q
        [ ]  Transition Report on Form N-SAR
             For the Transition Period Ended:   ________________________


        Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

        Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
                       ___________________________________

        If the notification relates to a portion of the filing checked above,
   identify the Item(s) to which the notification relates:     ________
   _______________________
        __________________________________________________________________

   Part I -- Registrant Information
        __________________________________________________________________

   Full Name of Registrant:           JOURNAL COMMUNICATIONS, INC.
   Former Name if Applicable:
   Address of Principal Executive
      Office (Street and Number):     333 W. State St.
   City, State and Zip Code:          Milwaukee, Wisconsin 53203

        __________________________________________________________________

   Part II -- Rules 12b-25(b) and (c)
        __________________________________________________________________

        If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

        [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

        [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

        [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
        __________________________________________________________________

   Part III -- Narrative
        __________________________________________________________________

        State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and 10-QSB, N-SAR, or the transition report or potion thereof could not be filed within the prescribed period.

        The internal review and administrative process took longer than anticipated. This included revisions for proper presentation.
        __________________________________________________________________

   Part IV -- Other Information
        __________________________________________________________________

        (1) Name and telephone number of person to contact in regard to this notification:

             Paul Bonaiuto                    414-224-2728
                (Name)               (Area Code) (Telephone Number)


        (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                              [X] Yes  [ ] No

        (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                              [ ] Yes  [X] No

        If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
                      ____________________________________

                          JOURNAL COMMUNICATIONS, INC.
                  (Name of Registrant as specified in charter)

   has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



   Date:     May 7, 1998                   By:  /s/ Paul E. Kritzer
                                                Paul E. Kritzer
                                                Vice President